As filed with the Securities and Exchange Commission on June 28, 2023
Registration No. 333-252521
Registration No. 333-258969
Registration No. 333-259976
Registration No. 333-262491
Registration No. 333-270003

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
Form S-8 Registration Statement No. 333-252521
Form S-8 Registration Statement No. 333-258969
Form S-8 Registration Statement No. 333-259976
Form S-8 Registration Statement No. 333-262491
Form S-8 Registration Statement No. 333-270003
UNDER
THE SECURITIES ACT OF 1933

QUALTRICS INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	47-1754215
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
333 West River Park Drive
Provo, Utah 84604
(Address of Principal Executive Offices)
2021 Qualtrics International Inc. Employee Omnibus Equity Plan
2021 Qualtrics International Inc. Employee Stock Purchase Plan
2021 Qualtrics International Inc. Inducement Equity Plan
Clarabridge, Inc. Amended and Restated 2005 Equity Incentive Plan
Clarabridge, Inc. Amended and Restated 2015 Equity Incentive Plan
(Full title of the plans)
Zig Serafin
Chief Executive Officer

Qualtrics International Inc.
333 West River Park Drive
Provo, Utah 84604
(385) 203-4999
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (the “Registration Statements”) of Qualtrics International Inc., a Delaware corporation (the “Registrant”), filed with the Securities and Exchange Commission (the “SEC”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued under such Registration Statements:

•
Registration Statement (File No. 333-252521), initially filed with the SEC on January 28, 2021, pertaining to the registration of an aggregate of 89,829,390 shares of the Registrant’s class A common stock, par value $0.0001 per share (“Class A Common Stock”) under the 2021 Qualtrics International Inc. Employee Omnibus Equity Plan (the “Omnibus Plan”), and an aggregate of 12,000,000 shares of Class A Common Stock under the 2021 Qualtrics International Inc. Employee Stock Purchase Plan (the “ESPP”).

•	Registration Statement (File No. 333-258969), initially filed with the SEC on August 20, 2021, pertaining to the registration of an aggregate of 3,400,000 shares of Class A Common Stock under the 2021 Qualtrics International Inc. Inducement Equity Plan.

•	Registration Statement (File No. 333-259976), initially filed with the SEC on October 1, 2021, pertaining to the registration of an aggregate of 487,289 shares of Class A Common Stock under the Clarabridge, Inc. Amended and Restated 2005 Equity Incentive Plan, and an aggregate of 2,716,596 shares of Class A Common Stock under the Clarabridge, Inc. Amended and Restated 2015 Equity Incentive Plan.

•	Registration Statement (File No. 333-262491), initially filed with the SEC on February 3, 2022, pertaining to the registration of an aggregate of 19,700,000 shares of Class A Common Stock under the Omnibus Plan, and an aggregate of 240,000 shares of Class A Common Stock under the ESPP.

•	Registration Statement (File No. 333-270003), initially filed with the SEC on February 24, 2023, pertaining to the registration of an aggregate of 29,692,883 shares of Class A Common Stock under the Omnibus Plan, and an aggregate of 244,800 shares of Class A Common Stock under the ESPP.

On June 28, 2023, pursuant to the Agreement and Plan of Merger, dated as of March 12, 2023, by and among the Registrant, Quartz Holdco, LLC, a Delaware limited liability company (“Parent”) and Quartz MergerCo, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving such merger as a wholly owned subsidiary of Parent (the “Merger”).
As a result of the Merger, the Registrant has terminated, as of the date hereof, all offerings of the Registrant’s securities pursuant to the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all of such securities, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Provo, State of Utah on June 28, 2023.

QUALTRICS INTERNATIONAL INC.

By:	/s/ Blake Tierney
Blake Tierney
General Counsel
No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.